UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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EPLUS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPLUS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Monday, September 13, 2010

To the Shareholders of ePlus inc.:

The Annual Meeting of Shareholders of ePlus inc., a Delaware corporation, will be held on September 13, 2010, at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia, 20190 at 8:00 a.m. local time for the purposes stated below:

1.	To elect directors named in the attached proxy statement, each to serve a term as described in the proxy statement, and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2011; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Under the provisions of our Bylaws, and in accordance with Delaware law, the Board of Directors has fixed the close of business on July 16, 2010 as the Record Date for shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed Proxy Card and mail it promptly in the enclosed envelope to Computershare Investor Services, 250 Royall Street, Canton, MA 02021. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors

/s/ Erica S. Stoecker
August 3, 2010	Erica S. Stoecker
Corporate Secretary

ePlus inc.	www.eplus.com

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on September 13, 2010: The Proxy Statement and Annual Report are available at www.eplus.com/proxy10.htm.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of ePlus inc. (sometimes referred to as “we”, “us”, “our”, “the Company” and “ePlus”), a Delaware corporation, is soliciting your proxy to vote at the 2010 Annual Meeting of Shareholders and at any adjournment or postponement thereof.  The annual meeting will be held on September 13, 2010 at 8:00 a.m. at the Hyatt Regency, 1800 Presidents Street, Reston, Virginia, 20190.  You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement.  However, you do not need to attend the annual meeting to vote your shares.  Instead, you may complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about August 3, 2010 to all shareholders of record entitled to vote at the annual meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on July 16, 2010, or “record date,” will be entitled to vote at the annual meeting.  On this record date, there were 8,217,859 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a registered stockholder and as a beneficial holder?

If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record and the proxy materials were sent directly to you by the Company.  As a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the annual meeting, we urge you to complete, sign and return the proxy card to ensure your vote is counted.

If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials were forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner you have the right to direct your broker or other agent on how to vote the shares in your account by following the voting instructions included in their mailing.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

On what am I voting?

There are two matters scheduled for a vote:

•	Election of eight directors named in this proxy statement to serve for an annual term.
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2011.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia, 20171.
•	You may attend the annual meeting and vote in person. Attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other agent.  You may also vote in person at the annual meeting if you obtain a legally valid proxy from your broker or other agent as described above.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.  Your broker has discretionary voting authority to vote your shares on Proposal 2, the ratification of Deloitte & Touche LLP.  However, your broker does not have discretionary authority to vote on Proposal 1, the election of directors, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.  A rule change applicable to brokers that is effective for the 2010 annual meeting no longer permits brokers to vote in the election of directors if the broker has not received instructions from the beneficial owner.  This represents a change from prior years, when brokers had discretionary voting authority in the election of directors.  Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.  Broker non-votes will have no effect and will not be counted towards the vote for either Proposal 1 or 2.  For Proposal 1, abstentions will have no effect.  For Proposal 2, abstentions will be counted toward the vote total and will have the same effect as “Against” votes.

If you give us a proxy without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors by the persons named as proxies. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

What are the voting requirements for each proposal?

•	For Proposal 1, election of directors, nominees who receive a plurality of the votes cast will be elected director. Abstentions and broker non-votes will have no effect.
•
To be approved, Proposal 2, ratification of appointment of independent auditors, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is a quorum?

A quorum of shareholders is necessary to hold a valid annual meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote at the annual meeting are represented by proxy or by shareholders present in person at the annual meeting.  On the record date, there were 8,217,859 shares outstanding and entitled to vote.  Thus, at least 4,108,930 shares must be represented by proxy or by shareholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting.  We will count abstentions and broker non-votes for purposes of determining a quorum.  If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

Who pays for the cost of this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.   We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How do I submit a proposal for the Annual Meeting of Shareholders in 2011?

To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s annual meeting, your stockholder proposal must be submitted in writing by April 5, 2011 to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  Proposals must be received by that date and satisfy the requirements under applicable SEC Rules (including SEC Rule 14a-8) to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2011 Annual Meeting.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 60 days before the date of the first anniversary of this 2010 annual meeting if the 2011 annual meeting is held within 30 days of the anniversary of this 2010 annual meeting, otherwise, within seven days after the first public announcement of the date of the 2011 annual meeting.

A submission by an ePlus stockholder must contain the specific information required in ePlus’ Bylaws.  If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  ePlus’ current Bylaws may also be found on the Company’s website at www.eplus.com/bylaws.htm.

Can I find additional information on the Company’s website?

Yes.  Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at www.eplus.com/about_us.htm.  Our website contains information about our Board, Board Committees and their charters, a copy of our Bylaws, and Standard of Conduct and Ethics.  Shareholders may obtain, without charge, hard copies of the above documents by writing to:  Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. The Company’s main telephone number is (703) 984-8400.

CORPORATE GOVERNANCE

Role of the Board of Directors

Our Board plays an active role in overseeing management and representing the interests of shareholders. Directors are expected to attend Board meetings and the meetings of committees on which they serve. Directors are also frequently in communication with management between formal meetings. During the fiscal year ended March 31, 2010, the Board met a total of six times. All directors attended at least 75% of the total Board and committee meetings to which they were assigned in the fiscal year ended March 31, 2010, with the exception of Eric D. Hovde. Seven members of the Board attended the last meeting of our shareholders.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Policies, the Company’s current practice is to combine the Chief Executive Officer (“CEO”) and Chairman roles.  The Board has determined that combining these positions serves the best interests of the Company and its shareholders at this time.  The Board believes that its Lead Independent Director best balances the need for effective and independent oversight of management with the need for strong, unified leadership.  Board oversight is enhanced by the fact that all of the Board’s key committees – Audit, Compensation, and Nominating and Corporate Governance, are comprised entirely of independent directors.  The Board, as part of its regular review of the effectiveness of the Company’s governance structure, reviews at least annually whether combining the roles of CEO and Chairman continue to serve the best interests of the Company and its shareholders.  During the fiscal year ended March 31, 2010, Mr. Irving Beimler served as our Lead Independent Director.  Mr. Beimler resigned from the Board effective April 29, 2010.  On June 11, 2010, Mr. C. Thomas Faulders was selected by the independent directors to serve as our Lead Independent Director, and on July 23, 2010, the Board appointed Mr. John E. Callies to fill the vacancy on the Board.

The Nominating and Corporate Governance Committee annually reviews and assesses the continuing effectiveness of the role of Lead Independent Director.  As provided in our Corporate Governance Guidelines and Policies, the Lead Independent Director’s responsibilities include:

•	Serving as a liaison between the CEO and independent directors;
•	Presiding at regular executive sessions of independent directors, or at board meetings when the Chairman is ill, absent, or otherwise unable to carry out the duties of Chairman;
•	Convene additional executive sessions of independent directors as needed, either at his own initiative or at the request of other independent directors;
•	In conjunction with the CEO, or committee chair as appropriate, determine board and committee agendas and the type of information that should be provided to the directors;
•	Discuss with the CEO the amount of time to be allotted for meeting agenda items;
•	Meet with ePlus shareholders, as appropriate; and
•	Review, in conjunction with the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, factors that may affect a director’s independence.

The Board’s Role in Risk Oversight

The Board executes its oversight responsibility for risk management directly and through its Committees, as follows:

•
The Audit Committee has primary responsibility for discussing polices with management and our independent auditor, as appropriate, with respect to risk oversight  including the Corporation’s major business and financial risk exposures, and providing the Board with advice and recommendations regarding the ongoing development of risk oversight and management policies that set out the roles and respective accountabilities of the Board, the Committee, management and the internal audit function.  The policies cover the areas of risk oversight, compliance and control, and assessment of effectiveness.  The Audit Committee’s meeting agenda include discussions of individual risk areas throughout the year.  For additional information, see “Committees of the Board of Directors – The Audit Committee” and “Proposal 2 – Ratification of the Appointment of Deloitte & Touche LLP as our independent auditors for our fiscal year ending March 31, 2011 – Report of the Audit Committee.”

•
The Board’s other committees, which are the Nominating and Corporate Governance Committee and the Compensation Committee, oversee risks associated with their respective areas of responsibility.  For example, the Nominating and Corporate Governance Committee considers risks associated with related persons transactions and corporate succession plans, and the Compensation Committee reviews risks associated with our compensation policies and practices relating to our executive officers.

•
The Board also considers risks relating to our strategic plan, in part by receiving regular reports from the heads of our principal business and corporate functions, that include discussions of the risks and exposures involved in their respective areas of responsibility.  These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings.

Standard of Conduct and Ethics

We are committed to ethical behavior in all that we do. Our Standard of Conduct and Ethics applies to all of our directors, officers and employees. It sets forth our policies and expectations on a number of topics, including our commitment to promoting a fair workplace, avoiding conflicts of interest, compliance with laws (including insider trading laws), appropriate relations with government officials and employees, and compliance with accounting principles.

We also maintain a toll-free hotline through which employees may raise concerns regarding accounting or financial reporting matters. The hotline is available to all employees, 7 days a week, 24 hours a day, in English and in Spanish. Employees using the hotline may choose to remain anonymous. All hotline inquiries are forwarded to a member of our Audit Committee.

Our Standard of Conduct and Ethics is posted on our website at www.eplus.com/ethics.htm. Printed copies of the Standard of Conduct and Ethics may be obtained by shareholders, without charge, by contacting Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171. We intend to make any required disclosures regarding any amendments of our Standard of Conduct and Ethics or waivers granted to any of our directors or executive officers on our website at www.eplus.com.

Identifying and Evaluating Nominees for Directors

Each year, the Nominating and Corporate Governance Committee recommends to the Board the slate of directors to serve as management’s nominees for election by the shareholders at the annual meeting.  Incumbent directors standing for reelection are evaluated by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, which includes reviewing the incumbent’s capability, availability to serve, independence and other relevant factors.  The process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Committee, followed by the Committee in its entirety. Director candidates may also be identified by shareholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors. Furthermore, any member of the Board of Directors shall meet the following criteria:

•	unquestioned personal ethics and integrity;
•	possess specific skills and experience aligned with ePlus’ strategic direction and operating challenges;
•	bring to the Board diversity in skills and experience that complement the overall composition of the Board;
•	have a history of core business competencies of high achievement;
•	possess a demonstrated record of success, financial literacy and history of making good business decisions and exposure to best practices;
•	demonstrate interpersonal skills that maximize group dynamics;
•	be enthusiastic about ePlus; and
•	have sufficient time to become fully engaged.

Additionally, the Nominating and Corporate Governance Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Corporate Governance Committee may consider.

Stockholder Nominees

Stockholder proposals for nominations to the Board should be submitted to the Secretary of the Company as specified in the Company’s Bylaws.  The information requirements for any stockholder proposal or nomination can be found in Section 2.8 of our Bylaws, available at www.eplus.com/bylaws.htm.  Proposed stockholder nominees are communicated to the Nominating and Corporate Governance Committee and are considered in the selection process for nominees to be included among the director candidates to be recommended to the Board.

Communications with the Board of Directors

Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board or to the independent directors generally, in care of ePlus inc. at 13595 Dulles Technology Drive, Herndon, Virginia 20171.  If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the General Counsel to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee.  The General Counsel reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

Director Independence

Our Board has reviewed the relationships concerning independence of each director on the basis of the definition of “independent” contained in the Nasdaq Marketplace Rules and our Corporate Governance Guidelines and Policies, a copy of which is available on our website at www.eplus.com/corporate-governance-guidelines.htm.  Guideline No. 11 of our Corporate Governance Guidelines and Policies provides that the Board of Directors has determined that the following relationships will not be considered material relationships that would impair a director's independence:

Business Relationships

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The Company does business with a director’s business affiliate or the business affiliate of an immediate family member of a director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person’s consolidated gross revenues;

•
A company (of which a director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

•
A law firm of which a director or an immediate family member is a partner or of counsel performs legal services for the Company, the director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm’s consolidated gross revenues;

•
An investment bank or consulting firm of which a director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and

•	The director serves on a regularly constituted advisory board of the Company, for which such director receives standard fees of no more than $50,000 per annum.

Relationships with Not-for-Profit Entities

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A foundation, university or other not-for-profit organization of which a director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization’s aggregate annual charitable receipts during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions, if any, are not included in the Company’s contributions for this purpose.)

In accordance with that review, our Board has made a subjective determination as to each independent director that no relationships exist that, in our Board’s opinion, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by management with regard to each director’s business and personal activities as they may relate to our business and our management.

The Board has determined that Messrs. O’Donnell, Cooper, Herman, Faulders, Hovde and Callies are independent under the Nasdaq Marketplace Rules and in accordance with the Corporate Governance Guidelines and Policies. The Board has also determined that the members of each committee of the Board are independent under the listing standards of the Nasdaq Marketplace Rules.  In determining the independence of the directors, the Board considered the relationships described under “Related Person Transactions,” which it determined were immaterial to the individual’s independence.

COMMITTEES OF THE BOARD OF DIRECTORS

Committees

In accordance with our bylaws, the Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. On June 11, 2010, the Board of Directors approved and adopted amended charters for each of our three committees. The charter for each of our committees can be found at www.eplus.com/committeecharters.htm.

The following table provides a summary of the membership of each of the committees of the Board of Directors as of March 31, 2010.

Name	Audit	Compensation	Nominating and Corporate Governance
Milton E. Cooper, Jr.		Chair	Member
C. Thomas Faulders	Member	Member
Lawrence S. Herman	Member	Member	Chair
Eric D. Hovde		Member	Member
Terrence O’Donnell	Chair		Member

The Audit Committee

The Audit Committee of the Board of Directors assists the Board in its oversight of the Company’s corporate accounting and financial reporting process; the Company’s process to manage business and financial risk; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is governed by a Board-approved charter stating its responsibilities. The Committee’s responsibilities include:

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appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company.

•
to discuss the annual audited financial statements with management and the registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•
to discuss the Company’s unaudited financial statements and related footnotes and the “Management Discussion and Analysis” portion of the Company’s Form 10-Q for each interim quarter with management and the registered public accounting firm, as appropriate.

•	to provide oversight of the Company’s internal audit function.
•
to discuss the earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and the registered public accounting firm, as appropriate.

For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s charter, which is available on the Company’s web site.

Each of the members of the Audit Committee is independent within the meaning of the listing standards of Nasdaq Marketplace Rules and applicable SEC regulations. The Board has determined that Mr. Faulders is an audit committee financial expert within the meaning of SEC regulations. The Audit Committee met nine times during the fiscal year ended March 31, 2010.

As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee

The Compensation Committee of the Board of Directors oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. Each of the members of the Compensation Committee is an independent director within the meaning of the Nasdaq Marketplace Rules, a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. During the fiscal year ended March 31, 2010, the Compensation Committee met nine times.

The Compensation Committee reviews the effectiveness of the Company’s executive compensation programs, including reviewing and approving goals and objectives for the Company’s executives. The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton. Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other executive officers. The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve or revise such recommendations. The functions of the Committee are further described in its charter, which can be found on our website.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance. The Nominating and Corporate Governance Committee is governed by a Board-approved charter stating its responsibilities, as well as Corporate Governance Guidelines and Policies that were adopted by the Board of Directors. The Committee assists the Board by selecting and recommending Board nominees and making recommendations concerning the composition of Board committees. The Committee also reviews and recommends to the Board the compensation of non-employee directors. The Nominating and Corporate Governance Committee met seven times during the fiscal year ended March 31, 2010. Each of the members of the Committee is an independent director within the meaning of the Nasdaq Marketplace Rules. The functions of the Committee are further described in its charter, which can be found on our website.

DIRECTORS’ COMPENSATION

The following table sets forth the compensation for the members of the Board of Directors of ePlus for the fiscal year ended March 31, 2010. Mr. Norton, the Company’s Chairman of the Board, President and Chief Executive Officer, and Mr. Bowen, the Company’s Executive Vice President, do not receive any additional compensation for their service as a director. Mr. Norton’s and Mr. Bowen’s compensation is reported under “Executive Compensation” below and accordingly is not included in the following table.

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. For the first three quarters of the fiscal year ended on March 31, 2010, each director received an annual cash retainer of $35,000, paid in quarterly installments.  Beginning January 1, 2010, each non-employee director receives an annual cash retainer of $45,000, which is paid in quarterly installments. Alternatively, directors may elect to receive their cash compensation in restricted stock. In addition, each non-employee director will receive on September 25th of each year an annual grant of restricted stock having a fair market value on the date of grant (determined without regard to the restrictions applicable thereto) equal to the aggregate dollar amount of cash compensation earned by a non-employee director during the Company’s fiscal year ended immediately prior to the annual grant date.  In accordance with the 2008 Non-Employee Director Long-Term Incentive Plan, on September 25, 2009, each director received an additional one-time grant of 2,269 shares of restricted stock.  All awards of restricted stock will vest ratably over two years.  Upon joining the Board, a new non-employee director will receive a pro-rata share of restricted stock awarded to the other non-employee directors, based on the number of days the new non-employee director will serve before the next regularly scheduled annual grant date (i.e., September 25th). These awards will also vest ratably over two years.

All directors are also reimbursed for their out-of-pocket expenses incurred to attend Board or Committee meetings.

2010 Fiscal Year Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
C. Thomas Faulders, III	37,500	34,987	-	-	-	-	72,487
Terrence O'Donnell	37,500	34,987	-	-	-	-	72,487
Milton E. Cooper, Jr.	37,500	34,987	-	-	-	-	72,487
Lawrence S. Herman	37,500	34,987	-	-	-	-	72,487
Eric D. Hovde	37,500	34,987	-	-	-	-	72,487
Irving R. Beimler(4)	37,500	34,987	-	-	-	-	72,487

(1)
Three of our directors, Messrs. Cooper, Hovde and O’Donnell, made a stock fee election for calendar year 2009 to receive shares of restricted stock in lieu of cash pursuant to the 2008 Non-Employee Long-Term Incentive Plan.  Thus, they each received 587, 569, and 523 shares of restricted stock in lieu of cash compensation for the first, second and third quarters, respectively, of the fiscal year ended March 31, 2010.  One of our directors, Eric Hovde, made a stock fee election for calendar year 2010, which resulted in Mr. Hovde’s receiving 635 shares of restricted stock in lieu of cash compensation in the last quarter of the fiscal year ended March 31, 2010.

(2)
The values in this column represent the aggregate grant date fair values of the fiscal year 2010 restricted stock awards. The grant date fair value is based on a grant date of September 25, 2009 and a grant price determined by the closing price of the shares on such date.

(3)	As of March 31, 2010, the aggregate number of restricted stock awards and option awards outstanding for each director was as follows:

Name	Restricted Stock	Options
C. Thomas Faulders, III	8,691	60,000
Terrence O’Donnell	11,118	60,000
Milton E. Cooper, Jr.	11,118	30,000
Lawrence S. Herman	8,691	47,500
Eric D. Hovde	11,118	-
Irving R. Beimler	8,691	-

(4)	Mr. Beimler resigned from the Board effective April 29, 2010.

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the shares of ePlus common stock beneficially owned by each named executive officer, director and nominee, and all directors and executive officers as a group as of June 30, 2010.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Outstanding
Phillip G. Norton (3)	2,256,000	27.28
Bruce M. Bowen (4)	539,900	6.53
Mark P. Marron (5)	70,000	*
C. Thomas Faulders (6)	68,691	*
Terrence O’Donnell (7)	71,118	*
Milton E. Cooper (8)	41,118	*
Lawrence S. Herman (9)	56,191	*
Eric D. Hovde (10)	1,333,315	16.21
John E. Callies (11)	-	-
All directors and executive officers as a group (11 persons)	4,471,925	52.47

*	Less than 1%

(1)	The business address of Messrs. Norton, Bowen, Marron, Faulders, O’Donnell, Cooper, Herman, Hovde and Callies is 13595 Dulles Technology Drive, Herndon, Virginia, 20171-3413.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of June 30, 2010 upon exercise of options or warrants.  Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by such person (but not by any other person) and that are exercisable within 60 days of June 30, 2010 have been exercised.

(3)
Includes 2,040,000 shares of common stock held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which A.J.P., Inc., a Virginia corporation, is the sole general partner.  The limited partners are: Phillip G. Norton, Jr.; Andrew L. Norton; Patricia A. Norton, trustee for the benefit of Jeremiah O. Norton, u/a dated as of July 20, 1983; and Patricia A. Norton.  Patricia A. Norton is the sole stockholder of A.J.P., Inc.  Also includes 216,000 shares of common stock of ePlus that Mr. Norton holds individually, of which 40,000 shares are  restricted stock that have not vested as of June 30, 2010, however, Mr. Norton has the right to vote such shares of restricted stock prior to vesting.

(4)
Includes 379,000 shares of common stock held by Mr. Bowen and his spouse, as tenants by the entirety, and 160,000 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three children, for which shares Mr. Bowen serves as manager.  Also includes 10,000 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Bowen has the right to vote such shares of restricted stock prior to vesting.

(5)
Includes 40,000 shares of common stock that Mr. Marron has the right to acquire by exercise of stock options.   Also includes 30,000 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Marron has the right to vote such shares of restricted stock prior to vesting.

(6)
Includes 60,000 shares of common stock that Mr. Faulders has the right to acquire by exercise of stock options.  Also includes 5,479 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Faulders has the right to vote such shares of restricted stock prior to vesting.

(7)
Includes 60,000 shares of common stock that Mr. O’Donnell has the right to acquire by exercise of stock options.  Also includes 7,532 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. O’Donnell has the right to vote such shares of restricted stock prior to vesting.

(8)
Includes 30,000 shares of common stock that Mr. Cooper has the right to acquire by exercise of stock options.  Also includes 7,532 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Cooper has the right to vote such shares of restricted stock prior to vesting.

(9)
Includes 47,500 shares of common stock that Mr. Herman has the right to acquire by exercise of stock options.  Also includes 5,479 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Herman has the right to vote such shares of restricted stock prior to vesting.

(10)
Of the 1,333,315 shares of common stock beneficially owned by Eric D. Hovde, he owns 40,312 shares directly, which includes 8,167 shares of restricted stock that have not vested as of June 30, 2010, however, Mr. Hovde has the right to vote such shares of restricted stock prior to vesting.  Eric D. Hovde is the managing member (MM) of Hovde Capital, L.L.C., the general partner to Financial Institution Partners II, L.P., which owns 328,719 shares; Eric D. Hovde is the MM of Hovde Capital Limited IV LLC, the general partner to Financial Institution Partners IV, L.P., which owns 24,535 shares; Eric D. Hovde is the MM of Hovde Capital, Ltd., the general partner to Financial Institution Partners III, L.P., which owns 96,093 shares; Eric D. Hovde is the MM of Hovde Capital I, LLC, the general partner to Financial Institution Partners Master Fund LP, which owns 773,391 shares; Eric D. Hovde is the MM of Hovde Acquisition II, L.L.C., which owns 30,000 shares; Eric D. Hovde is the trustee to The Hovde Financial, Inc. Profit Sharing Plan and Trust, which owns 10,085 shares; Eric D. Hovde is the trustee to the Hovde Private Equity Advisors LLC 401(k) Profit Sharing Plan and Trust, which owns 1,149 shares; Eric D. Hovde is the trustee to the Hovde Capital Advisors LLC 401(k) Profit Sharing Plan and Trust, which owns 7,766 shares; and Eric D. Hovde is the trustee to The Eric D. and Steven D. Hovde Foundation, which owns 21,265 shares.

(11)
Mr. Callies was appointed to the Board effective July 23, 2010 and received a grant of 402 shares of restricted stock on the same date.  None of such shares of restricted stock have vested, however, Mr. Callies has the right to vote such shares of restricted stock prior to vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended March 31, 2010.

Related Person Transactions

During the year ended March 31, 2010, we leased approximately 55,880 square feet for use as our principal headquarters from Norton Building 1, LLC for a monthly payment of approximately $102 thousand which includes rent and operating expenses.  Norton Building 1, LLC is a limited liability company owned in part by Mr. Norton’s spouse and in part in trust for his children. Mr. Norton, our President and CEO, has no managerial or executive role in Norton Building 1, LLC.  We entered into amendments to the office lease agreement with Norton Building 1, LLC on June 18, 2009 and June 22, 2010 pursuant to which we will continue to lease 55,880 square feet for use as our principal headquarters.  The term of the amended lease began on January 1, 2010, and will continue through December 31, 2014.  In addition, we have the right to terminate the lease, with no penalty fee, on December 31, 2012 in the event that the facility no longer meets our needs, by giving six months’ prior written notice.  The annual base rent, which includes an expenses factor, is $20.84 per square foot for the first year, with an annual rent escalation for operating cost increases, if any, plus 2.75% of the annual base rent, net of the expenses factor, for each year thereafter.  The amended lease was approved by the Nominating and Corporate Governance Committee in accordance with our Related Person Transactions Policy, and was subsequently approved by our Board of Directors, with Mr. Norton abstaining.  We paid rent, which includes operating expenses, in the amount of $1,220 thousand during the year ended March 31, 2010, and $1,126 thousand during the same period in 2009.

Two of Mr. Norton’s sons are employed at subsidiaries of the Company. The first, a Director of Finance at ePlus Government, inc., earned $200 thousand and $204 thousand in the fiscal years ended March 31, 2009 and 2010, respectively. His compensation is comprised of a base salary and a bonus. The second, a Senior Account Executive at ePlus Government, inc., earned $281 thousand and $440 thousand in the fiscal years ended March 31, 2009 and 2010, respectively, in base salary and commissions. Mr. Norton’s two brothers are Senior Account Executives at ePlus Group, inc. The first earned $139 thousand and $127 thousand in the fiscal years ended March 31, 2009 and 2010, respectively, primarily in commissions. The second earned $281 thousand and $134 thousand in the fiscal years ended March 31, 2009 and 2010, respectively, primarily in commissions. The Senior Account Executives’ compensation, like that of their peers’, is based primarily on the calculation of commissions for sales completed, in accordance with our commission plan.

Mr. Terrence O’Donnell, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who earned $819 thousand and $530 thousand in base salary and commissions in the fiscal years ended March 31, 2009 and 2010, respectively. His compensation, like that of his peers’, is based primarily on the calculation of commissions for sales completed, in accordance with our commission plan.

The Company has a written Related Person Transaction Policy, which establishes processes, procedures and standards regarding the review, approval and ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds the lesser of $120 thousand or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years. All related person transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee, or, in certain circumstances, the Chair of the Nominating and Corporate Governance Committee.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers, and we expect to enter into similar indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that ePlus will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of ePlus or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of ePlus.

However, ePlus is only obligated to provide indemnification under the indemnification agreements if:

•
the director or officer was acting in good faith in a manner the director or officer reasonably believed to be in the best interests of ePlus, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful;

•	the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute;
•	the claim was not initiated by the director or officer;
•	the claim was not covered by applicable insurance; or
•
the claim was not for an act or omission of a director of ePlus from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Each director and officer has undertaken to repay ePlus for any costs or expenses paid by ePlus if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our outstanding shares of common stock as of June 30, 2010.  For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.  All information shown is based on information reported on Schedule 13G/A filed with the SEC on the dates indicated in the footnote to this table.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding

Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	636,331	7.69

(1)
The information as to Dimensional Fund Advisors LP (“Dimensional”) is derived from a Schedule 13G/A filed with the SEC on February 8, 2010.  Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts, and accounts are referred to as the “Funds.” In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of our securities held by the Funds.  However, Dimensional disclaims beneficial ownership of all securities reported in its Schedule 13G/A.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position, as of June 30, 2010, of each person who was an executive officer of ePlus on June 30, 2010. There are no family relationships between any director or executive officer and any other director or executive officer of ePlus. Information pertaining to Messrs. Norton and Bowen, who are both directors and executive officers of the Company, may be found in the section entitled “Proposal 1 – Election of Directors.”

Name	Age	Position

Elaine D. Marion	42	Chief Financial Officer

Mark P. Marron	49	Chief Operating Officer

Steven J. Mencarini	54	Senior Vice President of Business Operations

The business experience during the past five years of each executive officer of ePlus is described below.

Elaine D. Marion joined us in 1998. Ms. Marion became our Chief Financial Officer on September 1, 2008. Since 2004, Ms. Marion served as our Vice President of Accounting. Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004. Ms. Marion is a graduate of George Mason University, where she earned a Bachelor’s of Science degree with a concentration in Accounting.

Mark P. Marron became our Chief Operating Officer on April 22, 2010.  Prior to that, beginning in 2005 he served as Senior Vice President of Sales of our subsidiary, ePlus Technology, inc. A 20-year industry veteran, from 2001 - 2005 Mr. Marron was with NetIQ, where he held the position of senior vice president of worldwide sales. Prior to joining NetIQ, Mr. Marron served as general manager of worldwide channel sales for Computer Associates International Inc., a provider of software and services that enables organizations to manage their IT environments. Mr. Marron has extensive experience throughout North America, Europe, the Middle East, and Africa. Mr. Marron holds a Bachelor’s of Science degree in Computer Science from Montclair State University.

Steven J. Mencarini joined us in June 1997. On September 1, 2008 he became our Senior Vice President of Business Operations. Prior to that, he served as our Chief Financial Officer. Prior to joining us, Mr. Mencarini was Controller of the Technology Management Group of Computer Sciences Corporation (“CSC”). Mr. Mencarini joined CSC in 1991 as Director of Finance and was promoted to Controller in 1996. Mr. Mencarini is a graduate of the University of Maryland and received a Masters of Taxation from American University.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she shall resign or be removed as provided by the Bylaws.

EXECUTIVE COMPENSATION

The following table includes compensation information concerning compensation paid to or earned by the Chief Executive Officer and the two other most highly compensated executive officers of our Company for the fiscal year ended March 31, 2010 (the "named executive officers").

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Phillip G. Norton – Chairman of the Board, President, and Chief Executive Officer	2010	454,167	85,000	635,200	-	250,000	-	1,500	(2)	1,425,967

	2009	400,000				168,660		1,500		570,160

Bruce M. Bowen – Executive Vice President	2010	330,000	-	158,800	-	165,000	-	82,424	(3)	736,224

	2009	310,692				150,000		203,126		663,818

Mark Marron – Chief Operating Officer	2010	407,597	159,786	158,800	-					726,183

(1)
The values in this column represent the aggregate grant date fair values of restricted stock awards for the fiscal year ended March 31, 2010. The grant date fair value is based on a grant date of November 9, 2009 and a grant price determined by the closing price of the shares on such date.

(2)	Includes $1,500 of our employer 401(k) matching contributions.

(3)
Includes $1,500 of our employer 401(k) matching contributions, and $80,924 which represents the increase in the cash benefit under the Supplemental Benefit Plan during our fiscal year ended March 31, 2010.

Description of Executive Compensation

Supplemental Benefit Plans

On February 28, 2005, our Board approved the adoption of an ePlus inc. Supplemental Benefit Plan (“the plan”) for Mr. Bowen and other executive officers. The plan was developed and designed to provide these executive officers with a long-term incentive plan outside of the Company’s normal incentive plans.

The plan is unfunded and nonqualified and is designed to provide Mr. Bowen with a cash benefit that is payable only upon the earlier to occur of:

•	death
•	termination of employment; or
•	the expiration of the plan.

The plan terminates on August 11, 2014. Under the terms of the plan, Mr. Bowen or his beneficiaries have only the right to receive a single lump-sum cash distribution upon the occurrence of one of the triggering events described above. Under the terms of the plan, Mr. Bowen does not have a right to accelerate payments of the benefits payable under the plan. If Mr. Bowen’s employment is terminated for cause (as defined in the plan) prior to the expiration of the plan, we will have no further obligation under the plan and Mr. Bowen will not be entitled to any payments under the plan. In connection with the adoption of the plan, we have established a grantor trust to which we have transferred assets intended to be used for the benefit of Mr. Bowen. Through the date of distribution of plan benefits, the assets of such trusts will remain subject to the claims of our creditors and the beneficiaries of the trusts shall have standing with respect to the trusts’ assets not greater than that of our general unsecured creditors. For the year ended March 31, 2010, there were no payments to Mr. Bowen under the plan. The Compensation Committee takes the amounts accruing under this plan into consideration when setting other long-term compensation awards.

Incentive Plan Awards Paid to Named Executive Officers

On April 30, 2009, the Board of Directors of the Company adopted the ePlus inc. Executive Incentive Plan, or "the Cash Incentive Plan", effective April 1, 2009.  Certain performance-based cash incentive compensation was earned by eligible executive employees under the Cash Incentive Plan.

The Cash Incentive Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Cash Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

At the conclusion of the fiscal year ended March 31, 2010, the Compensation Committee determined the various corporate, unit and individual performance objectives described under the Cash Incentive Plan which were achieved.  A cash payment to each respective executive was based on the level of attainment of the applicable performance objectives.

The award amount paid is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in each participant’s award agreement.  The 2010 performance criteria and their relative weights for each participant were as follows: Company financial performance, 66.6%; and individual performance, 33.3%. The Company’s financial performance was based on the Company’s net earnings before taxes for the 2010 fiscal year as stated in the Company’s Form 10-K for such year. Such earnings were adjusted to exclude the incentive compensation accrued by the Company under the Cash Incentive Plan.  The Cash Incentive Plan also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, and any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2010 fiscal year.  The Company’s financial performance set forth in each executive’s plan was exceeded.  The cash incentive compensation was capped at 50% of each executive’s salary, therefore, although the Company’s financial performance was exceeded, no executive received more than the maximum cash incentive payment of 50% of his salary.  There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Cash Incentive Plan.

Employment Agreements

On September 4, 2009, the Company entered into an employment agreement, or the “Norton Agreement”, with Phillip G. Norton, the company’s Chairman, Chief Executive Officer and President.  The Agreement continues through and including September 30, 2011.  Pursuant to the agreement, Mr. Norton receives a base annual salary of $500,000, with an annual review of the salary, and he is a participant in our Cash Incentive Plan.  If Mr. Norton’s employment is terminated due to death or Incapacity (as defined in the Employment Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the  Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to 18 months of Mr. Norton’s base salary.

Under the terms of the Norton Agreement, the Company may terminate Mr. Norton’s employment at any time with or without Good Cause (as defined in the agreement).  If the Company terminates Mr. Norton’s employment without Good Cause or Mr. Norton terminates his employment for Good Reason (as defined in the employment agreement), then he shall be entitled to (a) payment in an amount equal to 18 months of his base salary, (b) the target bonus pursuant to his then current Cash Incentive Plan and (c) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  If the Company and Mr. Norton have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Norton gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to 18 months of his salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than 18 months after termination.  In addition, if Mr. Norton's employment terminates for any reason, he will be entitled to have any term insurance policies that the Company then owns on his life assigned to him, provided he pays to the Company the amount of premiums previously paid by the Company for life insurance coverage subsequent to the date of assignment.

On September 30, 2009, the Company entered into an employment agreement, or the “Bowen Agreement”, with its Executive Vice President Bruce M. Bowen.   The Bowen Agreement is effective as of September 30, 2009 and continues through and including September 30, 2010 (the “Employment Term”).  If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term, Mr. Bowen shall continue as an at-will employee.  The Bowen Agreement specifies an annual base salary of $330,000.  In addition, Mr. Bowen will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan, and certain other benefits and reimbursement of business expenses.  If Mr. Bowen’s employment is terminated due to death or Incapacity (as defined in the Bowen Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with its Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of Mr. Bowen’s base salary.  The Bowen Agreement provides that the Company may terminate Mr. Bowen’s employment at any time with or without Good Cause (as defined in the Bowen Agreement).  If the Company terminates Mr. Bowen’s employment without Good Cause or Mr. Bowen terminates his employment for Good Reason (as defined in the Bowen Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.  If the Company and Mr. Bowen have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Bowen gives notice of an at-will termination, then Mr. Bowen shall be entitled to (a) an amount equal to one year of  his base salary and (b) continued medical and dental insurance for himself and his dependents through COBRA for a period not longer than one year after termination, paid by the Company.

On April 22, 2010, the Company entered into an employment agreement with its Chief Operating Officer, Mark Marron (the “Marron Agreement”). The Marron Agreement is effective as of April 22, 2010, and terminates on September 30, 2011 (the “Employment Term”). If the Employment Term ends without the parties’ entering into a new employment agreement or extending the Employment Term, Mr. Marron shall continue as an at-will employee. The agreement specifies a base annual salary of $450,000.  In addition, Mr. Marron will be eligible for an annual bonus under the terms and conditions of the Cash Incentive Plan and certain other benefits such as reimbursement of business expenses.  If Mr. Marron’s employment is terminated due to death or Incapacity (as defined in the Marron Agreement), the Company will pay any bonus determined by the Compensation Committee in accordance with the Cash Incentive Plan, and, in the case of Incapacity, an additional amount equal to one year of his base salary.  Under the terms of the Marron Agreement, the Company may terminate Mr. Marron’s employment at any time with or without Good Cause (as defined in the Marron Agreement). If the Company terminates Mr. Marron’s employment without Good Cause or Mr. Marron terminates his employment for Good Reason (as defined in the Marron Agreement), then he shall be entitled to (a) payment in an amount equal to one year of his base salary, and (b) continued medical and dental insurance paid by the company for himself and his dependents through COBRA for a period not longer than one year after termination. If the Company and Mr. Marron have not entered into a new employment agreement or extended the Employment Term, and within ten (10) days following the end of the Employment Term, either the Company or Mr. Marron gives notice of an at-will termination, then he shall be entitled to (a) an amount equal to one year of his base salary and (b) continued medical and dental insurance paid by the Company for himself and his dependents through COBRA for a period not longer than one year after termination.

Messrs. Norton, Bowen and Marron have each agreed to non-solicitation, non-compete and confidentiality provisions in their respective employment agreements.

Outstanding Equity Awards At Fiscal Year-End 2010

The following table sets forth outstanding option and stock awards held by our named executive officers as of March 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Phillip G. Norton	-	-	-	-	-	40,000	702,000
Mark Marron	40,000			13.11	9/19/2015	10,000	175,500
Bruce M. Bowen	-	-	-	-	-	10,000	175,500

(1)
Restricted Stock vests over a three year period beginning on the grant date and ending on the first anniversary of the grant date for one-third of the restricted stock, on the second anniversary of the grant date for one-third of the restricted stock and on the third anniversary of the grant date for the remaining one-third of the restricted stock.

(2)	Based on the March 31, 2010 closing stock price of $17.55 per share.

Equity Compensation Plan Information

The following table provides information as of March 31, 2010 about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans. It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	507,700	$12.09	1,105,573	(1)
Equity compensation plans not approved by security holders	-	-	-
Total	507,700	$12.09	1,105,573

(1)	This number includes 190,573 shares reserved for issuance under the 2008 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards.

PROPOSALS

Proposal 1 - Election Of Directors

(Proposal # 1 on Proxy Card)

The Board of Directors presently has eight members.  The Board of Directors has nominated directors Norton, Bowen, O’Donnell, Cooper, Faulders, Herman, Hovde and Callies to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees for election is currently a director of the company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Biographical information as of June 30, 2010 for each nominee is provided below.

Unless otherwise instructed or unless authority to vote is withheld, all signed proxies will be voted for the election of the Board’s nominees. Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the meeting, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote in favor of the election of Messrs. Norton, Bowen, O’Donnell, Cooper, Faulders, Herman, Hovde and Callies.

Phillip G. Norton, age 66, has served as Chairman of the Board of Directors, President and Chief Executive Officer of MLC Group, Inc., the Company’s subsidiary, since joining us in March, 1993, and Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June, 1996.  Mr. Norton was founder, Chairman of the Board of Directors, President and Chief Executive Officer of Systems Leasing Corporation, an equipment leasing and equipment brokerage company which he founded in 1978 and sold to PacifiCorp, Inc., a large Northwest utility, in 1986.  From 1986 to 1990, Mr. Norton served as President and CEO of PacifiCorp Capital, Inc., the leasing entity of PacificCorp, Inc., which had over $650 million of leased assets.  From 1990 until 1993, Mr. Norton coached high school basketball and invested in real estate.  From 1970-1975, he worked in various sales and management roles for Memorex Corporation, a manufacturer of storage and communication equipment and from 1975-1978, he was Vice President of Federal Leasing Corporation, a provider of financing and logistics to federal, state, and local governments.  Mr. Norton is a 1966 graduate of the U.S. Naval Academy, with a BS in engineering, and served in the U.S. Navy from 1966-1970 as a Lieutenant in the Supply Corps.

With over thirty years of senior management experience in the equipment leasing and equipment sales markets, Mr. Norton brings leadership, vision, and extensive business, operating, and financing experience to the Company.  He has tremendous knowledge of our markets, and since joining the Company in 1993, he has guided the expansion of our business lines and revenues.  Today, we are a provider of advanced technology solutions, leasing, and software with over $680 million in revenues, as compared to our initial businesses of equipment leasing and brokerage with revenues of $40 million when the Company went public in 1996.  As CEO, Mr. Norton has led several successful capital raising initiatives, including our IPO and secondary offerings and two private equity rounds; multiple accretive acquisitions in three different business lines; the hiring and retention of numerous highly qualified personnel; the successful litigation of multiple patent infringement lawsuits protecting our patent rights; and the development of strong industry relationships with key technology partners.

Bruce M. Bowen, age 58, founded our company in 1990 and served as our President until September 1996. Since September 1996, Mr. Bowen has served as our Executive Vice President and from September 1996 to June 1997 also served as our CFO. Mr. Bowen has served on the Board since our founding.

Mr. Bowen has been in the equipment leasing business since 1975. Prior to founding the Company he served as Senior Vice President of PacifiCorp Capital, Inc.  In the past he has served as Chairman of the Association for Government Leasing and Finance as well as committees of the Equipment Leasing and Finance Association, which gives him a broad understanding of issues affecting our industry. During his leasing career Mr. Bowen has participated in equipment lease financing in excess of $2 billion, involving many major vendors as well as government contractors. Throughout his leasing career he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

Mr. Bowen is a 1973 graduate of the University of Maryland with a B.S. in Finance and in 1978 received a Masters of Business Administration in Finance from the University of Maryland.

Terrence O’Donnell, age 66, joined our Board in November 1996 upon the completion of our IPO. For the past ten years, Mr. O’Donnell has been the Executive Vice President and General Counsel of Textron, Inc. and a partner with the law firm of Williams & Connolly LLP in Washington, D.C. Mr. O’Donnell has practiced law since 1977, and from 1989 to 1992 served as General Counsel to the U.S. Department of Defense. Mr. O’Donnell served on the Board of Directors and the Compensation, Nominating and Audit Committees of IGI Laboratories, Inc., an NYSE-Amex Equities company from 1993 to 2009. Mr. O’Donnell is a 1966 graduate of the U.S. Air Force Academy and received a Juris Doctor from Georgetown University Law Center in 1971.

Mr. O’Donnell brings to the Board of Directors experience in a variety of capacities relevant to the business of the Company.  His present role at Textron Inc., a multi-industry company with global operations including a commercial finance subsidiary, as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, provides valuable experience in business, finance, compliance,  leasing, government procurement,  environmental, health and safety, corporate and securities law, board and corporate governance, and internal controls, all of which  complement directly his service on the Board of ePlus. His public service as a White House staff member for 5 years, 1972-1977, and as General Counsel of the Department of Defense, 1989-1992, have provided a deep understanding of the federal government, an important customer of the Company.  His service on the board and committees of another public company, IGI, Inc. for some 16 years, including his chairmanship of the IGI Audit Committee for over 12 years, provides insight and experience relevant to his service on the Board of ePlus and his role as Chairman of the Audit Committee.  His private practice experience at Williams & Connolly has also provided significant experience into regulatory matters, litigation, and securities and corporate law.

Milton E. Cooper, Jr., age 71, joined our Board in November 2003. Mr. Cooper served with Computer Sciences Corporation (“CSC”) from September 1984 until his retirement in May 2001, first as Vice President, Business Development and then (from January 1992) as President, Federal Sector. Under his leadership, CSC’s Federal Sector grew to more than 17,000 information technology professionals and accounted for approximately 25 percent of CSC’s fiscal year 2001 annual revenues of $10.5 billion. Prior to joining CSC, Mr. Cooper served in various marketing and general management positions at IBM Corporation, Telex Corporation and Raytheon Company.

Mr. Cooper has served on numerous committees and organizations including: Chairman, Armed Forces Communications and Electronics Association (AFCEA); Chairman, Secretary of the Army’s National Science Center Advisory Board; Member of the Board of Directors of the Information Technology Association of America (ITAA); and National Defense Industrial Association and the USO. He served on the Identix, Inc. Board from 2001 until its merger with Viisage in 2006. During that time, he was Chairman of the Board from 2004 – 2006. He also serves on the Board of Directors and on the Compensation Committees of both L-1 Identity Solutions, Inc. and Applied Signal Technology, Inc.  In 2002, he was recognized as the “20 Year Outstanding Industry Executive” by Government Computer News (a Washington Post Company). Mr. Cooper is a 1960 graduate of the United States Military Academy. He served as an artillery officer with the 82nd Airborne Division before leaving active duty in 1963.

Mr. Cooper’s senior executive role at CSC has provided him with expertise in federal government contracting in the technology area. His skills in this area bring a depth of experience to the Board that is directly applicable to a core business for the Company. In addition, Mr. Cooper’s senior-level experience with the federal government provides him with valuable insights into the perspective of an important customer. Mr. Cooper dedicates substantial time to Board matters, serving as the Chairman of our Compensation Committee, and as a member of our Nominating and Corporate Governance Committee.

C. Thomas Faulders, III, age 60, joined our Board in July 1998. Mr. Faulders has been the President and Chief Executive Officer of the University of Virginia Alumni Association since 2006. Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company. Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995.  Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing.  Mr. Faulders is a member of the Board of Trustees of Randolph College in Lynchburg, Virginia. He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees.  He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors enables him to assist ePlus directly in the oversight of financial and SEC reporting matters, and the knowledge and experience to provide insight and guidance in the formulation of strategic planning.  He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Lawrence S. Herman, age 66, joined our Board of Directors in March 2001. Until his retirement in July 2007, Mr. Herman was one of BearingPoint’s most senior Managing Directors with responsibility for managing the strategy and emerging markets in the company’s state and local government practice. During his 40 year career with BearingPoint and KPMG, Mr. Herman specialized in developing, evaluating, and implementing financial and management systems and strategies for state and local governments around the nation. In many assignments during his 40 plus year career with KPMG and BearingPoint, Mr. Herman was responsible for directing teams which evaluated, designed and implemented systems of internal controls covering procurement, accounting and human resources systems. He has directed accounting systems integration projects for private sector as well as state and local governments, and several statewide performance and budget reviews for California, North Carolina, South Carolina, Louisiana, Oklahoma, and others, resulting in strategic fiscal and technology plans. He is considered to be one of the nation’s foremost state budget, financial accounting and fiscal planning experts.

Mr. Herman’s senior executive role as Managing Director at both KPMG and BearingPoint provided him with significant expertise in private sector and public sector government systems and technology issues. These roles provide the Board and the Company with significant expertise and experience in market segments core to the Company's business.  Mr. Herman dedicates substantial time to Board matters, serving as the Chairman of our Nominating and Corporate Governance Committee, and as a member of both our Compensation and Audit Committees.

Mr. Herman received his B.S. degree in Mathematics and Economics from Tufts University in 1965 and his Masters of Business Administration in 1967 from Harvard Business School.

Eric D. Hovde, age 46, joined our Board in November 2006. Mr. Hovde is the Chief Executive Officer and Portfolio Manager of Hovde Capital Advisors LLC, an SEC-registered investment adviser, which manages private investment funds and managed accounts focusing primarily on the financial services and real estate-related industry. As Portfolio Manager for Hovde Capital Advisors, Mr. Hovde is responsible for the investment strategy and day-to-day oversight of the portfolio investments managed by Hovde Capital Advisors.  In this capacity, Mr. Hovde provides the investment team with strategic direction and guidance in their investment decisions. He is also Chief Investment Officer of Hovde Private Equity Advisors LLC, a private equity firm also focused on the financial services industry. Mr. Hovde previously was the CEO of Hovde Financial, an investment banking organization that he co-founded focused on the mergers and acquisitions of banks and thrifts. In this capacity, he was involved in the negotiation, structuring, and consummation of countless private sector mergers and acquisitions, as well as numerous acquisitions from either the RTC or the FDIC on behalf of Hovde Financial’s clients. Mr. Hovde has also served as a director on numerous bank and thrift boards and currently serves as the Chairman of Sunwest Bank in Orange County, California. He also served as a director on the Board and Audit Committee of Great Wolf Resorts, Inc. Mr. Hovde has also served on the boards and various committees of both public and private companies.

Mr. Hovde’s career has provided him with an expertise in the financial services industry and the investment management areas and, as such, he has been featured on numerous occasions on financial television and in national print media publications—including CNBC, Bloomberg TV, and The Wall Street Journal. His familiarity and understanding of the interplay between the economy and the financial and real estate markets has provided him with a knowledgeable perspective enabling him to act in multiple capacities – that of an executive, an industry commentator, and a financial industry expert.

Mr. Hovde is also the co-founder and a trustee of The Eric D. and Steven D. Hovde Foundation, a non-profit organization that actively supports clinical research in search of a cure for Multiple Sclerosis and charitable relief in devastated areas around the world. Mr. Hovde received his degrees in Economics and International Relations from the University of Wisconsin. He is licensed with FINRA as a registered representative and general securities principal.

John E. Callies, age 56, joined our board on July 23, 2010.  Mr. Callies was employed by IBM in various capacities for twenty-five years.  Most recently, he served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets. Previously, as vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM.  In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group.  Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management.  In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing.  His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations.  Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the advisory board of Lehigh University.  He also serves on the Advisory Board of the Leeds School of Business at the University of Colorado. Mr. Callies is a 1976 graduate of Lehigh University.

Mr. Callies brings over thirty years of experience in the technology marketplace to the ePlus Board. In particular his broad understanding of the computer reseller channel, financing and international markets will help the Company going forward.

Proposal 2 – Ratification of The Appointment of Deloitte & Touche LLP as Our Independent Auditors for Our Fiscal Year Ending March 31, 2011

(Proposal # 2 on Proxy Card)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for the fiscal year ending March 31, 2011. Deloitte has served as the Company’s independent auditors since 1990, and is an independent registered public accounting firm.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte as the Company’s independent auditors. However, the Company is submitting the appointment of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

Auditor’s Fees

With respect to the fiscal years ended March 31, 2009 and March 31, 2010, the aggregate fees billed by Deloitte were as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees	$1,000,000	$970,000
Audit Related Fees		-
Tax Fees		-
All Other Fees	2,200	-
TOTAL FEES	$1,002,200	$970,000

Audit-Related Fees. There were no audit-related fees billed by Deloitte for the fiscal years ended March 31, 2010 or 2009.

Tax Fees. There were no fees billed by Deloitte for tax-related services rendered for the fiscal years ended March 31, 2010 or 2009.

All Other Fees. There were other fees billed by Deloitte for a license to online resources in the amount of $2,200.

There were no non-audit related services provided by Deloitte during the last two fiscal years, except as described above. The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all non-audit services provided to us by Deloitte, subject to a de minimis exception as set forth by the SEC.

Vote Required

To be approved, Proposal 2, ratification of appointment of independent auditors, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect. Your board unanimously recommends voting FOR ratification of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 31, 2011.

Report of the Audit Committee

The primary role of the Audit Committee, as more fully described in its charter, is to assist the Board of Directors in its oversight of our corporate accounting and financial reporting process and to interact directly with and evaluate the performance of our independent auditors. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB.

In the performance of its oversight function, the Audit Committee has reviewed the audited consolidated financial statements for the fiscal year ended March 31, 2010 and has met with both management and Deloitte & Touche LLP to discuss those financial statements. The Audit Committee has discussed with Deloitte & Touche LLP those matters related to the conduct of the audit that are required to be communicated by the independent auditors to the Audit Committee, including, as set forth in Statements of Auditing Standards No. 61, as amended (as adopted by the PCAOB in Rule 3200T), Deloitte & Touche LLP’s judgments as to the quality, not just the acceptability, of our accounting principles.

The Audit Committee met separately with the independent auditors, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements of ePlus for the fiscal year ended March 31, 2010 be included in the Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on June 15, 2010.

The Audit Committee

Terrence O’Donnell, Chairman
C. Thomas Faulders III
Lawrence S. Herman

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.